UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2023

Genesco Inc.

(Exact name of Registrant as Specified in Its Charter)

Tennessee	1-3083	62-0211340
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

535 Marriott Drive
Nashville,, Tennessee		37214
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 615 367-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value	GCO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 28, 2023, Genesco Inc. (the “Company”) announced that Andrew I. Gray has been named President, Journeys Group and Senior Vice President of the Company, effective January 3, 2024 (the “Effective Date”).

Prior to his employment with the Company, Mr. Gray, 46, served in multiple roles at Foot Locker, Inc., beginning in 2001. Mr. Gray most recently served as executive vice president, global president of Foot Locker, Kids Foot Locker, Champs Sports and Sidestep, a position he held from June 2022 until his departure from the company in January 2023. Previously, Mr. Gray served as executive vice president, chief commercial officer from July 2020 to June 2022, chief merchandising officer from October 2017 to July 2020, general manager of Foot Locker and Lady Foot Locker North America from February 2016 to October 2017, and as vice president and general merchandise manager of Foot Locker Europe from July 2013 to February 2016. Mr. Gray does not have any family relationships with any of the Company's directors or executive officers. There are no arrangements or understandings between Mr. Gray and any other persons pursuant to which he was selected as President, Journeys Group and Senior Vice President of the Company. There are no transactions involving the Company and Mr. Gray that would be reportable under Item 404(a) of Regulation S-K.

In connection with his appointment, Mr. Gray will receive an annual base salary of $635,000. In the event of Mr. Gray’s involuntary termination without cause within the first 18 months following the Effective Date, Mr. Gray will be eligible for one year of salary continuation and a pro-rated bonus, provided he is employed at least 120 days in the plan year and conditional upon execution of customary release and restrictive covenant agreements. Mr. Gray will be eligible under the Company’s Fourth Amended and Restated EVA Incentive Compensation Plan (as such plan may be amended from time to time) to receive a target incentive award for the fiscal year beginning February 4, 2024 (“Fiscal 2025”) equal to 75% of Mr. Gray’s base salary. Subject to the approval of the compensation committee of the Company’s Board of Directors, for Fiscal 2025, Mr. Gray will be eligible to receive Company stock under the Company’s long-term incentive compensation program equal to 150% of Mr. Gray’s annual compensation (the “LTI Compensation Award”), comprised of a mix of time-based restricted stock awards (“RSAs”) and performance share units. Fifty percent of Mr. Gray’s total LTI Compensation Award for Fiscal 2025 will be granted on the Effective Date in the form of RSAs that vest over an accelerated 2-year ratable vesting period. Mr. Gray will receive relocation assistance, including coverage of direct moving costs not to exceed $50,000, standard and customary buyer closing costs or lease termination costs not to exceed $50,000, and a relocation bonus in the amount of $25,000. All eligible relocation expenses are subject to employee reimbursement upon voluntary termination within two years from date of employment. Mr. Gray will also be paid a $25,000 quarterly travel and lodging stipend until July 2025, not to exceed $175,000 in total.

A press release issued by the Company announcing Mr. Gray’s appointment is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

99.1	Press Release dated November 28, 2023, issued by Genesco Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESCO INC.

Date:	November 28, 2023	By:	/s/ Scott E. Becker
Scott E. Becker Senior Vice President, General Cousnel and Corporate Secretary